                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                               -------------------

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                      VMS NATIONAL PROPERTIES JOINT VENTURE
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)



                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                               -------------------

                            CALCULATION OF FILING FEE


--------------------------------------------------------------------------------
Transaction Valuation*          $22,542              Amount of Filing Fee: $4.51
--------------------------------------------------------------------------------
* For purposes of calculating the fee only. This amount assumes the purchase of 275.06 units of limited partnership interest of VMS National Residential Portfolio I for $41 per unit and 114.94 units of limited partnership interest of VMS National Residential Portfolio II for $98 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:    $4.51         Filing Parties:  AIMCO Properties, L.P.


Form or Registration No.:  Schedule 14D  Date Filed:   June 16, 1999




                         (Continued on following pages)

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-1


         This Statement (the "Statement") constitutes Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest of VMS National Residential Portfolio I ("Portfolio I") and of VMS National Residential Portfolio II ("Portfolio II"), participants in VMS National Properties Joint Venture (the "Joint Venture"), originally filed with the Securities and Exchange Commission on June 16, 1999, by AIMCO OP, AIMCO-GP, Inc. and Apartment Investment and Management Company. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11.          MATERIAL TO BE FILED AS EXHIBITS.

         (a)(1) Offer to Purchase for VMS National Residential Portfolio I, dated June 11, 1999 (previously filed).
         (a)(2) Offer to Purchase for VMS National Residential Portfolio II, dated June 11, 1999 (previously filed).
         (a)(3) Letter of Transmittal and related Instructions for VMS National Residential Portfolio I.
         (a)(4) Letter of Transmittal and related Instructions for VMS National Residential Portfolio II.
         (a)(5) Letter for VMS National Residential Portfolio I, dated June 11, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
         (a)(6) Letter for VMS National Residential Portfolio II, dated June 11, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
         (a)(7) Supplement to Offer to Purchase for VMS National Residential Portfolio I, dated July 8, 1998.
         (a)(8) Supplement to Offer to Purchase for VMS National Residential Portfolio II, dated July 8, 1998.
         (a)(9) Letter for VMS National Residential Portfolio I, dated July 8, 1999, from AIMCO OP to the Limited Partners of the Partnership.
         (a)(10) Letter for VMS National Residential Portfolio II, dated July 8, 1998, from AIMCO OP to the Limited Partners of the Partnership.
         (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorpo-rated herein by this reference).
         (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).
         (c)      Not applicable.
         (d)      Not applicable.
         (e)      Not applicable.
         (f)      Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 8, 1999
                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                     (General Partner)

                                                  By: /s/ Patrick J. Foye
                                                      -------------------------
                                                      Executive Vice President

                                                  AIMCO-GP, INC.

                                                  By: /s/ Patrick J. Foye
                                                      -------------------------
                                                      Executive Vice President

                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By: /s/ Patrick J. Foye
                                                      -------------------------
                                                      Executive Vice President

                                  EXHIBIT INDEX


      EXHIBIT NO.                      DESCRIPTION
      -----------                      -----------
         (a)(1)   Offer to Purchase for VMS National Residential Portfolio I,
                  dated June 11, 1999 (previously filed).
         (a)(2)   Offer to Purchase for VMS National Residential Portfolio II,
                  dated June 11, 1999 (previously filed).
         (a)(3)   Letter of Transmittal and related Instructions for VMS
                  National Residential Portfolio I.
         (a)(4)   Letter of Transmittal and related Instructions for VMS
                  National Residential Portfolio II.
         (a)(5)   Letter for VMS National Residential Portfolio I, dated June
                  11, 1999, from AIMCO OP to the Limited Partners of the
                  Partnership (previously filed).
         (a)(6)   Letter for VMS National Residential Portfolio II, dated June
                  11, 1999, from AIMCO OP to the Limited Partners of the
                  Partnership (previously filed).
         (a)(7)   Supplement to Offer to Purchase for VMS National Residential
                  Portfolio I, dated July 8, 1998.
         (a)(8)   Supplement to Offer to Purchase for VMS National Residential
                  Portfolio II, dated July 8, 1998.
         (a)(9)   Letter for VMS National Residential Portfolio I, dated July 8,
                  1999, from AIMCO OP to the Limited Partners of the
                  Partnership.
         (a)(10)  Letter for VMS National Residential Portfolio II, dated July
                  8, 1998, from AIMCO OP to the Limited Partners of the
                  Partnership.
         (b)      Amended and Restated Credit Agreement (Unsecured
                  Revolver-to-Term Facility), dated as of October 1, 1998, among
                  AIMCO OP, Bank of America National Trust and Savings
                  Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's
                  Current Report on Form 8-K, dated October l, 1998, is
                  incorporated herein by this reference).
         (b)(2)   First Amendment to Credit Agreement, dated as of November 6,
                  1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National
                  Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual
                  Report on Form 10-K for the fiscal year ended December 31,
                  1998, is incorporated herein by this reference).
         (c)      Not applicable.
         (d)      Not applicable.
         (e)      Not applicable.
         (f)      Not applicable.


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